Exhibit 99.1

Contact:	Christopher Papa Post Properties, Inc. (404) 846-5028
Post Properties Announces Closing of
$185 million Secured Portfolio Financing
ATLANTA, October 2, 2008 – Post Properties, Inc. (NYSE: PPS) announced today the closing of six, cross-collateralized mortgage loans with Wachovia Multifamily Capital, Inc., pursuant to the Federal Home Loan Mortgage Corporation (Freddie Mac) loan program, secured by mortgages on the following six Post® communities: Post Parkside™ and Post Spring™ located in Atlanta, GA, Post Legacy and Post Worthington™ located in Dallas, TX, and Post Ballantyne and Post Gateway Place™ located in Charlotte, NC. The mortgage loans have an aggregate principal amount of approximately $184.7 million, require fixed interest-only payments at 6.09% and mature in six years on November 1, 2014. The mortgage loans are also pre-payable without penalty beginning after October 2012. Post expects to use $100 million of the net proceeds from these secured financings to fully pay down the current outstanding balance on its $600 million unsecured revolving line of credit and expects to use the remaining net proceeds for general corporate purposes.
About Post Properties
Post Properties, founded more than 36 years ago, is one of the largest developers and operators of upscale multifamily communities in the United States. The Company’s mission is delivering superior satisfaction and value to its residents, associates, and investors, with a vision of being the first choice in quality multifamily living. Operating as a real estate investment trust (“REIT”), the Company focuses on developing and managing Post® branded resort-style garden and high density urban apartments. In addition, the Company develops high-quality condominiums and converts existing apartments to for-sale multifamily communities. Post Properties is headquartered in Atlanta, Georgia, and has operations in ten markets across the country.
Post Properties owns 21,890 apartment homes in 60 communities, including 1,747 apartment units in five communities held in unconsolidated entities and 1,736 apartment units in five communities currently under construction and/or in lease-up. The Company is also developing and selling 514 for-sale condominium homes in four communities and is converting apartment units in two communities initially consisting of 349 units into for-sale condominium homes through a taxable REIT subsidiary.
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